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                                                                     EXHIBIT 12

                     RITE AID CORPORATION AND SUBSIDIARIES

     STATEMENT REGARDING COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
      Years Ended March 3, 2001, February 26, 2000, and February 27, 1999
                             (dollars in thousands)

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

                                                                                                 2001          2000          1999
                                                                                             -----------    -----------   ---------
Fixed Charges:
Interest Expense.........................................................................    $   649,926    $   542,028   $ 274,826
Interest Portion of Net Rental Expense (1)...............................................        159,066        146,852     139,104
                                                                                             -----------    -----------   ---------
Fixed Charges Before Capitalized Interest and Preferred Stock Dividend Requirements......        808,992        688,880     413,930
Preferred Stock Dividend Requirement (2).................................................         42,445         15,554         965
Capitalized Interest.....................................................................          1,836          5,292       7,069
                                                                                             -----------    -----------   ---------
Total Fixed Charges......................................................................    $   853,273    $   709,726   $ 421,964
                                                                                             -----------    -----------   ---------
Earnings:
Loss From Continuing Operations Before Income Taxes and Cumulative Effect of Accounting
  Change.................................................................................    $(1,282,807)   $(1,123,296)  $(665,040)
Share of Loss From Equity Method Investees...............................................         36,675         15,181         448
Fixed Charges Before Capitalized Interest................................................        851,437        704,434     414,895
                                                                                             -----------    -----------   ---------
Total Adjusted Earnings..................................................................       (394,695)      (403,681)   (249,697)
                                                                                             -----------    -----------   ---------
Earnings to Fixed Charges, Deficiency....................................................    $(1,247,968)   $(1,113,407)  $(671,661)
                                                                                             ===========    ===========   =========
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(1)  The Interest Portion of Net Rental Expense is estimated to be equal to one-third of the minimum rental expense for the period.

(2) The Preferred Stock Dividend Requirement is computed as the pre-tax earnings that would be required to cover preferred stock dividends.